EXHIBIT 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-261002) on Form S-8 of 1895 Bancorp of Wisconsin, Inc. of our report dated June 19, 2023, relating to the financial statements and supplemental schedule of the PyraMax Bank, FSB 401(k) Savings Plan, which appears in this Form 11-K.

/s/ Wipfli LLP
Wipfli LLP

Milwaukee, Wisconsin
June 19, 2023